Exhibit 99.1

PRESS RELEASE
CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
(918) 295-7673
FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Record Quarterly and Annual Financial Results with Net Income Up 109.3% in the 2010 Fourth Quarter and 67.1% for the 2010 Year; Increases Quarterly Cash Distribution 3.6% to $0.86 Per Unit; and Provides Guidance for Continued Growth in 2011

TULSA, OKLAHOMA, January 28, 2011 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported records for revenues, EBITDA and net income for the quarter ended December 31, 2010 (the “2010 Quarter”). Revenues for the 2010 Quarter climbed to $418.6 million, an increase of 40.4% compared to the quarter ended December 31, 2009 (the “2009 Quarter”). Increased revenues contributed to higher EBITDA, up 59.8% to $132.2 million, Net Income of ARLP, which jumped 109.3% to $87.4 million, and net income per basic and diluted limited partner unit, which rose 160.0% to $1.82 per unit.

ARLP also set new records for revenues, EBITDA and net income for the year ended December 31, 2010 (the “2010 Period”), all of which were previously set in the year ended December 31, 2009 (the “2009 Period”). Revenues for the 2010 Period rose 30.8% to a record $1.6 billion, compared to the 2009 Period. EBITDA, Net Income of ARLP and net income per basic and diluted limited partner unit also climbed to record levels in the 2010 Period, as EBITDA increased 46.7% to $499.5 million, Net Income of ARLP jumped 67.1% to $321.0 million and net income per basic and diluted limited partner unit increased 87.6% to $6.68, all as compared to the 2009 Period. (For a discussion of our net income presentation and a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

For the eleventh consecutive quarter, the Board of Directors of ARLP’s managing general partner increased the cash distribution to unitholders. The distribution for the 2010 Quarter rose to $0.86 per unit (an annualized rate of $3.44 per unit), payable on February 14, 2011 to all unitholders of record as of the close of trading on February 7, 2011. The announced distribution represents an 11.0% increase over the cash distribution of $0.775 for the 2009 Quarter and a 3.6% increase over the cash distribution of $0.83 for the 2010 third quarter (the “Sequential Quarter”).

“For 2010, ARLP continued to show strength in numbers as we delivered our tenth consecutive year of record growth and posted new benchmarks for production and sales volumes, revenues, EBITDA and net income,” said Joseph W. Craft III, President and Chief Executive Officer. “We are particularly proud that these results were accomplished during a year in which our lost-time accident rate was one-third below the industry average and the lowest in ARLP’s history. This strong performance, combined with expectations for another record year in 2011 and opportunities

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for continued growth in the future, allowed ARLP’s Board of Directors to increase ARLP’s quarterly unitholder growth rate by 40% above the 2.5% per quarter rate of growth we have followed for the last two quarters.”

Consolidated Financial Results

Three Months Ended December 31, 2010 Compared to Three Months Ended December 31, 2009

Record revenues in the 2010 Quarter were driven primarily by record coal sales volumes and price realizations due to ARLP’s strong coal sales contract position. Increased tons sold from the River View mine drove coal sales volumes up 26.6% in the 2010 Quarter to 7.8 million tons, compared to 6.1 million tons in the 2009 Quarter. Primarily reflecting improved pricing under ARLP’s long-term coal sales contracts and sales into the higher priced export markets, average coal sales prices increased 13.3% in the 2010 Quarter to $52.24 per ton sold, compared to $46.12 per ton sold in the 2009 Quarter. Production volumes also increased 14.8% in the 2010 Quarter to 7.3 million tons, primarily as a result of increased coal production at our River View mine and additional run days at our Mountain View longwall operation.

Operating expenses in the 2010 Quarter increased 35.3% to $259.6 million, primarily related to the continued ramp up of production at our River View mine since commencement of initial production in August 2009. Higher operating expenses also reflect increased costs associated with incidental production at the Tunnel Ridge mine development project during the 2010 Quarter and increased coal production and sales volumes at the Mountain View mine resulting from additional longwall run days.

Financial results for the 2010 Quarter compared to the 2009 Quarter were also impacted by higher depreciation, depletion and amortization, which increased $3.6 million to $37.3 million, primarily as a result of additional depreciation expense associated with the River View mine. General and administrative expenses also increased $2.1 million to $14.2 million in the 2010 Quarter, primarily as a result of higher incentive compensation expenses.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Led by increased production and sales volumes at the River View and Mountain View mines, tons produced climbed 11.7% to 28.9 million tons and tons sold jumped 21.3% to a record 30.3 million tons. Higher coal sales volumes and record coal sales prices, which increased $4.61 per ton sold, combined to drive revenues, EBITDA and net income to record levels, as noted previously. As discussed above, higher operating expenses were primarily related to the continued ramp up of production at the River View mine and increased costs associated with incidental production at the Tunnel Ridge mine development project.

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Regional Results and Analysis

(in millions, except per ton data)	2010 Fourth Quarter	2009 Fourth Quarter	% Change Quarter / Quarter	2010 Third Quarter	% Change Sequential

Illinois Basin
Tons sold	6.297	4.710	33.7%	6.276	0.3%
Coal sales price per ton (1)	$47.71	$42.47	12.3%	$47.67	0.1%
Segment Adjusted EBITDA Expense per ton (2)	$29.28	$26.00	12.6%	$29.51	(0.8)%
Segment Adjusted EBITDA (2)	$116.4	$77.7	49.8%	$114.2	1.9%

Central Appalachia
Tons sold	0.542	0.658	(17.6)%	0.531	2.1%
Coal sales price per ton (1)	$79.16	$65.69	20.5%	$78.18	1.3%
Segment Adjusted EBITDA Expense per ton (2)	$56.11	$48.06	16.7%	$62.52	(10.3)%
Segment Adjusted EBITDA (2)	$12.6	$11.7	7.7%	$8.3	51.8%

Northern Appalachia
Tons sold	0.888	0.740	20.0%	0.837	6.1%
Coal sales price per ton (1)	$67.57	$51.87	30.3%	$64.63	4.5%
Segment Adjusted EBITDA Expense per ton (2)	$49.58	$47.60	4.2%	$55.25	(10.3)%
Segment Adjusted EBITDA (2)	$16.8	$4.0	320.0%	$8.8	90.9%

Total (3)
Tons sold	7.750	6.122	26.6%	7.676	1.0%
Coal sales price per ton (1)	$52.24	$46.12	13.3%	$51.68	1.1%
Segment Adjusted EBITDA Expense per ton (2)	$34.10	$31.52	8.2%	$35.13	(2.9)%
Segment Adjusted EBITDA (2)	$146.4	$94.8	54.4%	$133.7	9.5%

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)	For definitions of Segment Adjusted EBITDA expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.
(3)	Total includes other, corporate and eliminations.

Increased coal sales volumes in the Illinois Basin and Northern Appalachian regions spurred ARLP to a record 7.8 million tons sold in the 2010 Quarter, compared to 6.1 million tons in the 2009 Quarter and 7.7 million tons in the Sequential Quarter. Higher Illinois Basin coal sales volumes primarily reflect expansion at the River View mine and increased sales from coal inventories in the region. Increased sales into the higher priced export market from the Mettiki complex and continued incidental production at the Tunnel Ridge mine development project during the 2010 Quarter drove coal sales volumes in Northern Appalachia higher compared to both the 2009 and Sequential Quarters. In Central Appalachia, coal sales volumes were lower in the 2010 Quarter compared to the 2009 Quarter as a result of reduced coal production due to heightened regulatory oversight and the timing of shipments. ARLP’s total coal inventories fell to approximately 291,000 tons at the end of the 2010 Quarter, a decrease of approximately one million tons and 364,000 tons from inventories at the end of the 2009 and Sequential Quarters, respectively.

ARLP continued to benefit from higher contract pricing in all regions as average coal sales prices increased in the 2010 Quarter, compared to both the 2009 Quarter and the Sequential Quarter.

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Total Segment Adjusted EBITDA Expense per ton in the 2010 Quarter increased 8.2% compared to the 2009 Quarter due to the previously discussed increases in consolidated coal sales, coal production and operating expenses. Compared to the Sequential Quarter, reduced workers’ compensation accruals in the 2010 Quarter resulted in lower Segment Adjusted EBITDA Expense per ton in each region. For the 2010 Quarter, Segment Adjusted EBITDA Expense per ton in the Illinois Basin increased over the 2009 Quarter primarily due the impact of continued production restrictions related to the failure of the vertical hoist system at the Pattiki mine, difficult mining conditions at the Dotiki and Warrior mines and the impact of the previously discussed sales from coal inventory during the 2010 Quarter. Partially offsetting these increases, Segment Adjusted EBITDA Expense per ton in the Illinois Basin benefited from increased coal sales of low cost production from the River View mine in the 2010 Quarter. In Central Appalachia, the above mentioned impacts of increasingly stringent regulatory compliance requirements contributed to higher Segment Adjusted EBITDA Expense per ton in the 2010 Quarter, compared to the 2009 Quarter. Compared to the 2009 Quarter, increased Segment Adjusted EBITDA Expense per ton in Northern Appalachia during the 2010 Quarter reflects higher costs associated with producing metallurgical quality coal, increased purchases of outside coal for sale into the export markets, and expenses related to incidental coal production at the Tunnel Ridge mine development project.

Outlook

Commenting on ARLP’s outlook, Mr. Craft said, “We are optimistic about our prospects to deliver another record year of financial performance in 2011. Our projections for this year are heavily reliant on contracted sales commitments and the sustained strength we see in the export markets, both metallurgical and steam. ARLP’s anticipated 2011 results are expected to benefit from running eight continuous mining units for the entire year at River View and the recent return of our Pattiki mine to full production capacity. We also anticipate ARLP will be able to continue to place one million tons per year into the export metallurgical markets at attractive prices. In addition, we look forward to further expansion of ARLP’s production volumes when our new Northern Appalachian longwall operation at Tunnel Ridge comes on line in early 2012. Our long term view of the supply/demand dynamics in the domestic steam coal markets remains positive. Coal stockpiles declined during the fourth quarter and the U.S. economy appears to have stabilized and is showing signs of growth, raising expectations for higher electricity consumption in the future and pointing to increased coal demand. Domestic steam coal supply will likely remain under pressure from continued growth in global coal demand and production constraints due to heightened regulatory oversight.”

Mr. Craft continued, “Prior to year end, we also elected to take advantage of attractive debt capital markets by completing a $300 million bank term loan. This financing increases our liquidity and ARLP’s flexibility to pursue future opportunities. This flexibility, combined with our operating strength, solid customer relationships and product diversity, leaves Alliance well positioned to deliver superior value to our unitholders in the future.”

For 2011, ARLP is currently anticipating total capital expenditures in a range of $320.0 to $360.0 million, including maintenance capital expenditures. Estimated capital expenditures include completion of the longwall development at the Tunnel Ridge mine, several infrastructure improvements and efficiency projects at various mines, a mine extension project at M.C. Mining and increased capital expenditures to comply with new regulatory requirements. For its current five-year planning horizon, ARLP is estimating maintenance capital expenditures of

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approximately $4.70 per ton produced. Actual operating necessity capital expenditures in 2011 may vary due to changes in anticipated construction and maintenance schedules. As a result of these planned investments, ARLP expects 2011 depreciation, depletion and amortization expenses to increase to a range of $160.0 to $170.0 million, compared to $146.9 million in 2010.

ARLP is currently anticipating 2011 coal production in a range of 31.6 to 32.6 million tons and coal sales in a range of 32.0 to 33.0 million tons, of which approximately 95% is contractually committed and priced. ARLP has also secured coal sales commitments for approximately 27.3 million tons, 24.1 million tons and 19.0 million tons in 2012, 2013 and 2014, respectively, of which approximately 3.0 million tons in 2012 and 6.2 million tons in both 2013 and 2014 remain open to market pricing.

Based on current estimates, ARLP is anticipating total average coal sales price realizations will increase in 2011 by approximately 6.0% to 8.0% per ton over 2010 realizations. Reflecting anticipated increases in coal sales volumes and coal sales prices, ARLP is currently estimating 2011 revenues in a range of $1.75 to $1.85 billion, excluding transportation revenues. Although mining operations continue to benefit from cost control initiatives across the organization, ARLP currently anticipates certain expense categories will increase on a per ton basis in 2011 driving total Segment Adjusted EBITDA Expense per ton higher by approximately 6.0% to 8.0% compared to 2010.

For 2011, ARLP is also currently estimating that EBITDA will increase approximately 9.0% to 17.0% to a range of $545.0 to $585.0 million, while Net Income of ARLP is currently anticipated to increase by approximately 7.5% to 20.0% to a range of $345.0 to $385.0 million. (For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

A conference call regarding ARLP’s 2010 Quarter financial results is scheduled for today at 10:00 a.m. Eastern. To participate in the conference call, dial (866) 356-4441 and provide pass code 21507166. International callers should dial (617) 597-5396 and provide the same pass code. Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week. To access the audio replay, dial (888) 286-8010 and provide pass code 10043698. International callers should dial (617) 801-6888 and provide the same pass code.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business. Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users. ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the fifth largest coal producer in the eastern United States with mining operations in the Illinois Basin, Northern Appalachian and Central Appalachian coal producing regions. ARLP operates nine mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia and is also constructing a new mining complex in West Virginia. In addition, ARLP operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

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News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

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The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: increased competition in coal markets and our ability to respond to the competition; decreases in coal prices, which could adversely affect our operating results and cash flows; risks associated with the expansion of our operations and properties; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; weakness in global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from the cost or unavailability of financing due to current capital market conditions; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; adjustments made in price, volume or terms to existing coal supply agreements; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations, including those related to carbon dioxide emissions, and other factors; legislation, regulatory and court decisions and interpretations thereof, including issues related to climate change and miner health and safety; our productivity levels and margins that we earn on our coal sales; greater than expected increases in raw material costs; greater than expected shortage of skilled labor; our ability to maintain satisfactory relations with our employees; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding pension and other post-retirement benefit liabilities; coal market’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of alternative sources of energy, such as natural gas, nuclear energy and renewable fuels; replacement of coal reserves; a loss or reduction of benefits from certain tax credits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2009, filed on February 26, 2010 with the SEC and ARLP’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, filed on November 8, 2010 with the SEC. Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Tons Sold	7,750	6,122	30,295	24,975
Tons Produced	7,276	6,338	28,860	25,838
SALES AND OPERATING REVENUES:
Coal sales	$404,820	$282,363	$1,551,539	$1,163,871
Transportation revenues	7,947	10,386	33,584	45,733
Other sales and operating revenues	5,846	5,434	24,942	21,427

Total revenues	418,613	298,183	1,610,065	1,231,031

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	259,578	191,834	1,009,935	797,527
Transportation expenses	7,947	10,386	33,584	45,733
Outside coal purchases	4,956	1,815	17,078	7,524
General and administrative	14,185	12,117	50,818	41,117
Depreciation, depletion and amortization	37,321	33,757	146,881	117,524

Total operating expenses	323,987	249,909	1,258,296	1,009,425

INCOME FROM OPERATIONS	94,626	48,274	351,769	221,606
Interest expense, net	(7,395)	(7,383)	(30,062)	(30,847)
Interest income	54	13	200	1,049
Other income	237	693	851	1,247

INCOME BEFORE INCOME TAXES	87,522	41,597	322,758	193,055
INCOME TAX EXPENSE (BENEFIT)	155	(103)	1,741	708

NET INCOME	87,367	41,700	321,017	192,347
LESS: NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	—	42	—	(190)

NET INCOME ATTRIBUTABLE TO ALLIANCE RESOURCE PARTNERS, L.P. (“NET INCOME OF ARLP”)	$87,367	$41,742	$321,017	$192,157

GENERAL PARTNERS’ INTEREST IN NET INCOME OF ARLP	$19,757	$15,826	$73,172	$60,639

LIMITED PARTNERS’ INTEREST IN NET INCOME OF ARLP	$67,610	$25,916	$247,845	$131,518

BASIC AND DILUTED NET INCOME OF ARLP PER LIMITED PARTNER UNIT	$1.82	$0.70	$6.68	$3.56

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$0.83	$0.76	$3.205	$2.95

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	36,716,855	36,661,029	36,710,431	36,655,555

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	December 31,
	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$339,562	$21,556
Trade receivables	112,942	91,223
Other receivables	2,537	3,159
Due from affiliates	1,912	83
Inventories	31,548	64,357
Advance royalties	4,812	3,629
Prepaid expenses and other assets	10,024	8,801

Total current assets	503,337	192,808
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	1,598,130	1,378,914
Less accumulated depreciation, depletion and amortization	(648,883)	(556,370)

Total property, plant and equipment, net	949,247	822,544
OTHER ASSETS:
Advance royalties	27,439	26,802
Other long-term assets	21,255	9,246

Total other assets	48,694	36,048

TOTAL ASSETS	$1,501,278	$1,051,400

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$63,339	$62,821
Due to affiliates	573	27
Accrued taxes other than income taxes	13,901	10,777
Accrued payroll and related expenses	30,773	22,101
Accrued interest	2,491	2,918
Workers’ compensation and pneumoconiosis benefits	8,518	9,886
Current capital lease obligation	295	324
Other current liabilities	16,715	11,062
Current maturities, long-term debt	18,000	18,000

Total current liabilities	154,605	137,916

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	704,000	422,000
Pneumoconiosis benefits	45,039	34,344
Accrued pension benefit	13,296	19,696
Workers’ compensation	59,796	53,845
Asset retirement obligations	56,045	53,116
Due to affiliates	1,954	1,148
Long-term capital lease obligation	165	460
Other liabilities	10,595	7,895

Total long-term liabilities	890,890	592,504

Total liabilities	1,045,495	730,420

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Alliance Resource Partners, L.P. (“ARLP”) Partners’ Capital:
Limited Partners - Common Unitholders 36,716,855 and 36,661,029 units outstanding, respectively	761,875	630,165
General Partners’ deficit	(287,371)	(293,153)
Accumulated other comprehensive loss	(18,721)	(17,149)

Total ARLP Partners’ Capital	455,783	319,863
Noncontrolling interest	—	1,117

Total Partners’ Capital	455,783	320,980

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$1,501,278	$1,051,400

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2010	2009
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$520,588	$282,741

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(289,874)	(328,162)
Changes in accounts payable and accrued liabilities	(7,480)	5,727
Proceeds from sale of property, plant and equipment	381	8
Purchase of marketable securities	—	4,527
Proceeds from marketable securities	—	(4,527)
Receipts of prior advances on Gibson rail project	1,982	2,295

Net cash used in investing activities	(294,991)	(320,132)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under term loan facility	300,000	—
Borrowings under revolving credit facilities	95,000	—
Payments under revolving credit facilities	(95,000)	—
Payments on capital lease obligation	(324)	(351)
Payment on long-term debt	(18,000)	(18,000)
Payment of debt issuance costs	(1,417)	(339)
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(1,265)	(791)
Cash contributions by General Partners	43	31
Distributions paid to Partners	(186,354)	(167,131)

Net cash provided by (used in) financing activities	92,683	(186,581)

EFFECT OF CURRENCY TRANSLATION ON CASH	(274)	653

NET CHANGE IN CASH AND CASH EQUIVALENTS	318,006	(223,319)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	21,556	244,875

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$339,562	$21,556

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Presentation of Net Income

Consolidated net income includes earnings attributable to both ARLP and noncontrolling interests. Consolidated net income less earnings attributable to noncontrolling interest is referred to as “net income attributable to ARLP.” Unless otherwise noted, any reference above to net income in this release represents net income attributable to ARLP.

Reconciliation of GAAP “Cash Flows Provided by Operating Activities” to non-GAAP “EBITDA”, Reconciliation of non-GAAP “EBITDA” to GAAP “Net Income” and “Net Income Attributable to ARLP” (in thousands).

EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization and net income attributable to noncontrolling interest. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. Our method of computing EBITDA may not be the same method used to compute similar measures reported by other companies, or EBITDA may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

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	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended Sept. 30,	Year Ended December 31,
	2010	2009	2010	2009	2010	2011E Midpoint
Cash flows provided by operating activities	$126,345	$44,392	$520,588	$282,741	$135,376	$500,900
Non-cash compensation expense	(1,110)	(906)	(4,051)	(3,582)	(1,047)	(5,200)
Asset retirement obligations	(643)	(670)	(2,579)	(2,678)	(644)	(2,500)
Coal inventory adjustment to market	321	(2,139)	(498)	(3,030)	215	—
Loss on retirement of damaged vertical hoist conveyor equipment	—	—	(1,204)	—	—	—
Net gain on foreign currency exchange	—	466	(274)	653	59	—
Net gain (loss) on sale of property, plant and equipment	(176)	(19)	(234)	(136)	12	—
Other	(1,026)	(137)	(1,448)	(537)	(151)	—
Net effect of working capital changes	977	34,470	(42,402)	36,440	(23,032)	36,800
Interest expense, net	7,341	7,370	29,862	29,798	7,586	34,000
Income tax expense (benefit)	155	(103)	1,741	708	995	1,000

EBITDA	132,184	82,724	499,501	340,377	119,369	565,000
Depreciation, depletion and amortization	(37,321)	(33,757)	(146,881)	(117,524)	(37,587)	(165,000)
Interest expense, net	(7,341)	(7,370)	(29,862)	(29,798)	(7,586)	(34,000)
Income tax (expense) benefit	(155)	103	(1,741)	(708)	(995)	(1,000)

Net income	87,367	41,700	321,017	192,347	73,201	365,000
Net (income) loss attributable to noncontrolling interest	—	42	—	(190)	—	—

Net income attributable to ARLP	$87,367	$41,742	$321,017	$192,157	$73,201	$365,000

Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA” (in thousand, except per ton data).

Segment Adjusted EBITDA Expense per ton represents the sum of operating expenses, outside coal purchases and other income divided by tons sold. Transportation expenses are excluded as these expenses are passed through to our customers, consequently we do not realize any margin on transportation revenues. Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments. Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales and other sales and operating revenues. The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses. Outside coal purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside coal purchases.

	Three Months Ended December 31,		Three Months Ended September 30,
	2010	2009	2010
Operating expense	$259,578	$191,834	$264,388
Outside coal purchases	4,956	1,815	5,736
Other income	(237)	(693)	(460)

Segment Adjusted EBITDA Expense	$264,297	$192,956	$269,664
Divided by tons sold	7,750	6,122	7,676

Segment Adjusted EBITDA Expense per ton	$34.10	$31.52	$35.13

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Segment Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses and income attributable to noncontrolling interest.

	Three Months Ended December 31,		Three Months Ended September 30,
	2010	2009	2010
EBITDA (See reconciliation to GAAP above)	$132,184	$82,724	$119,369
General and administrative	14,185	12,117	14,304

Segment Adjusted EBITDA	$146,369	$94,841	$133,673

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